Exhibit 99.1

American Shared Hospital Services Reports 18% Period-over-Period Increase in Third

Quarter 2022 Revenue to $4.8 Million

-Gross Margin Increases 33% to $2.0 Million; Net Income Increases to $0.3 Million or $0.05 per share-

-PBRT Revenue and Volume Increases 82% and 40% Respectively-

-Conference Call Thursday November 10th at 3:00pm ET / 12:00pm PT-

SAN FRANCISCO, CA, November 10, 2022 ‒ American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services, today announced financial results for the third quarter and nine months of fiscal 2022, ended September 30, 2022.

Third Quarter 2022 Financial Highlights

●

Total revenue in the third quarter was $4,828,000, an increase of 17.8% from the comparable period in 2021. Total proton therapy revenue and fractions increased 82.4% and 40.1%, respectively, period-over-period. Gamma Knife revenue and volumes for same centers in operation decreased 12.5% and 9.3%, respectively.

●	Gross margin increased 33.4% to $1,957,000. The gross margin percentage expanded 470 basis points to 40.5% of revenue compared to 35.8% for the third quarter of 2021.

●	Operating income for the third quarter of 2022 was $448,000 compared to operating income of $186,000 in the third quarter of 2021, an increase of 140.9%.

●

Net income attributable to American Shared Hospital Services in the third quarter was $316,000, or $0.05 per diluted share, compared to net income of $33,000, or $0.01 per diluted share, for the same period in the prior year.

●	Adjusted EBITDA, a non-GAAP financial measure, was $1,999,000 for the third quarter of 2022, compared to $1,562,000 for the third quarter of 2021, an increase of 28.0%.

●	Cash at September 30, 2022 was $11,664,000, an increase of $3,401,000 from the December 31, 2021 balance of $8,263,000.

●

In September 2022, AMS strengthened its management team with the appointment of Peter Gaccione as Chief Operating Officer. Mr. Gaccione has over 40 years of experience and leadership in the global Radiation Oncology and Imaging business.

Ray Stachowiak, Chief Executive Officer, commented, “AMS had another good quarter as revenue increased 18% driven by volume growth and higher average reimbursement. PBRT volume was again especially strong with period-over-period revenue and fraction increases of 82% and 40% respectively. Gross margin dollars increased 33% to $2.0 million, the gross margin expanded 470 basis points to 40.5% and operating income grew 141% to nearly $0.5 million, supported by AMS’ lean cost structure.”

“Net income was $0.3 million, or $0.05 per diluted share, and reached $0.21 per share on a trailing 12 month basis. Our cash balances have grown as well and were $11.7 million at quarter end, or approximately $1.90 per outstanding share at September 30, 2022.”

“AMS has accomplished much in the last few years and we believe the Company is now poised for continued growth, backed by our significant cash balances and $7 million unused credit line. To that end, we were excited to appoint Peter Gaccione as Chief Operating Officer in September. Peter is well known and respected in the healthcare industry and together with Tim Keel, who joined us last May as VP of US Sales & Marketing, and Ernie Bates, VP of International Sales & Marketing, is leading AMS’ increased outreach and marketing strategy in pursuit of new business opportunities for the Company,” concluded Mr. Stachowiak.

Financial Results for the Three Months Ended September 30, 2022

For the three months ended September 30, 2022, revenue increased 17.8% to $4,828,000 compared to $4,099,000 in the year ago period.

Third quarter revenue for the Company's proton therapy system installed at Orlando Health in Florida increased 82.4% to $2,358,000 compared to revenue for the third quarter of 2021 of $1,293,000 due to ongoing increased volumes and higher average reimbursement for the current period.

Total proton therapy fractions in the third quarter were 1,363, an increase of 40.1% compared to 973 proton therapy fractions in the third quarter of 2021 primarily due to the impact from the COVID-19 pandemic and downtime for the repair of system components in the prior year’s results.

Revenue for the Company's Gamma Knife operations decreased 12.0% to $2,470,000 for the third quarter of 2022 compared to $2,806,000 for the third quarter of 2021. The decrease was due to a decrease in procedures, offset by an increase in average reimbursement. The increase in average reimbursement was driven by an increase in the average rate at the Company’s retail sites caused by a favorable shift in payor mix to more commercial payors. Revenue for same centers in operation, which excludes the two Gamma Knife contracts that expired, one each in the first and fourth quarters of 2021, decreased 12.5% when compared to those same centers during the same period of the prior year.

Gamma Knife procedures decreased by 12.8% to 293 for the third quarter of 2022 from 336 in the same period of the prior year primarily due to the expiration of the two contracts, noted above. Gamma Knife volumes for same centers in operation decreased 9.3% when compared to Gamma Knife volumes for those same centers during the same period of the prior year. The decrease in Gamma Knife procedures for existing customer sites was due to temporary staffing shortages at several of the Company’s domestic customers and normal cyclical fluctuations.

Gross margin for the third quarter of 2022 increased 33.4% to $1,957,000, or 40.5% of revenue, compared to gross margin of $1,467,000, or 35.8% of revenue, for the third quarter of 2021.  The increase was achieved despite higher operating costs at the Company’s international sites driven by increased volumes.

Selling and administrative costs increased by 12.6% to $1,260,000 for the third quarter of 2022 compared to $1,119,000 for the same period in the prior year due to higher sales and related fees associated with new business opportunities.

Operating income for the third quarter of 2022 was $448,000 compared to operating income of $186,000 in the third quarter of 2021, an increase of 140.9%, reflecting higher revenue and average reimbursement rates for both Gamma Knife and PBRT procedures.

Income tax expense increased to $176,000 for the three-month period ended September 30, 2022 compared to $17,000 for the same period in the prior year. The increase in income tax expense for the current period was due to higher earnings during the current period, return-to-provision adjustments arising from foreign income tax returns filed during the current period, as well as permanent domestic tax differences that are expected to continue through the end of this year.

Net income attributable to American Shared Hospital Services in the third quarter 2022 was $316,000, or $0.05 per diluted share, compared to net income of $33,000, or $0.01 per diluted share, for the third quarter of 2021. The increase in net income was due to increased revenues and higher average reimbursement rates on both Gamma Knife and PBRT procedures. Fully diluted weighted average common shares outstanding were 6,273,000 and 6,123,000 for the third quarter of 2022 and 2021, respectively.

Adjusted EBITDA, a non-GAAP financial measure, was $1,999,000 for the third quarter of 2022, compared to $1,562,000 for the third quarter of 2021, an increase of 28.0%. The increase was due to higher operating income period over period.

Financial Results for the Nine Months Ended September 30, 2022

For the nine months ended September 30, 2022, revenue increased 13.7% to $14,709,000 compared to revenue of $12,939,000 for the first nine months of 2021. Gamma Knife revenue decreased 7.2% to $8,004,000 for the first nine months of 2022 compared to $8,626,000 for the first nine months of 2021. The number of Gamma Knife procedures in the first nine months of 2022 was 957, a decrease of 10.3% compared to 1,067 for the first nine months of 2021. For the first nine months of 2022, Gamma Knife volumes for same centers in operation decreased 4.4% when compared to Gamma Knife volumes for those same centers during the same period of the prior year. PBRT revenue increased 53.3% to $6,705,000 compared to $4,372,000 for the first nine months of 2021. Total proton therapy fractions in the first nine months of 2022 were 4,315, an increase of 30.2% compared to 3,313 proton therapy fractions in the comparable period of 2021.

Net income attributable to American Shared Hospital Services for the first nine months of 2022 was $1,082,000, or $0.17 per diluted share, compared to a net loss of $25,000, or $(0.00) per diluted share, for the first nine months of 2021. Net income attributable to American Shared Hospital Services excluding the net effect of the extinguishment of debt after non-controlling interest and income taxes of $244,000, was $219,000, or $0.04 per diluted share. Adjusted EBITDA, a non-GAAP financial measure, was $6,050,000 for the first nine months of 2022, compared to $5,024,000 for the first nine months of 2021.

Balance Sheet Highlights

At September 30, 2022, cash, cash equivalents, and restricted cash was $11,664,000, compared to $8,263,000 at December 31, 2021.  American Shared Hospital Services' equity (excluding non-controlling interests in subsidiaries) at September 30, 2022 and December 31, 2021 was $21,215,000 or $3.45 per outstanding share and $19,893,000, or $3.28 per outstanding share, respectively.

Conference Call and Webcast Information

AMS has scheduled a conference call to review its quarterly results for today, November 10, 2022 at 12:00 p.m. PT (3:00 p.m. ET).

To participate, please call 1 (844) 413-3972 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call. A simultaneous Webcast of the call may be accessed through the Company's website, www.ashs.com, or at www.streetevents.com for institutional investors.

A replay of the call will be available at 1 (877) 344-7529, access code 3736886, through November 17, 2022. The call will also be available for replay on the Company’s website, www.ashs.com, for one year.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services (ASHS) is a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services. ASHS is a leading provider of Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations, and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT, IMRT and MR/LINAC systems. For more information, please visit: www.ashs.com .

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risks of the COVID-19 pandemic and its effect on the Company’s business operations and financial condition, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the three month periods ended March 31, 2022 and June 30, 2022, the Annual Report on Form 10-K for the year ended December 31, 2021 and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 21, 2022.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP").  This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our earnings before interest expense, income tax expense, depreciation, and amortization. We define Adjusted EBITDA as net income before interest expense, income tax expense, depreciation and amortization expense, stock-based compensation expense, and loss on extinguishment of debt.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as loss on extinguishment of debt and stock-based compensation expense.  We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts:

American Shared Hospital Services
Ray Stachowiak
Chief Executive Officer
rstachowiak@ashs.com

Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 863-6341
sprince@pcgadvisory.com

- Tables Follow -

AMERICAN SHARED HOSPITAL SERVICES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,

	2022	2021	2022	2021
Revenues	$4,828,000	$4,099,000	$14,709,000	$12,939,000
Costs of revenue	2,871,000	2,632,000	8,597,000	8,431,000
Gross margin	1,957,000	1,467,000	6,112,000	4,508,000
Selling & administrative expense	1,260,000	1,119,000	3,725,000	3,293,000
Interest expense	249,000	162,000	546,000	587,000
Operating income	448,000	186,000	1,841,000	628,000
(Loss) on extinguishment of debt	-	-	-	(401,000)
Interest and other income (loss)	36,000	(1,000)	31,000	-
Income before income taxes	484,000	185,000	1,872,000	227,000
Income tax expense (benefit)	176,000	17,000	630,000	(1,000)
Net income	308,000	168,000	1,242,000	228,000
Less: Net loss (income) attributable to non-controlling interest	8,000	(135,000)	(160,000)	(253,000)
Net income (loss) attributable to American Shared Hospital Services	$316,000	$33,000	$1,082,000	$(25,000)

Earnings (loss) per common share:
Basic	$0.05	$0.01	$0.17	$0.00
Assuming dilution	$0.05	$0.01	$0.17	$0.00

Weighted Average Shares Outstanding:
Basic	6,234,000	6,103,000	6,223,000	5,824,000
Assuming dilution	6,273,000	6,123,000	6,261,000	5,824,000

AMERICAN SHARED HOSPITAL SERVICES

BALANCE SHEET DATA

	9/30/2022	12/31/2021
Cash, cash equivalents and restricted cash	$11,664,000	$8,263,000
Current assets	$16,828,000	$15,087,000
Total assets	$43,409,000	$45,430,000

Current liabilities	$4,264,000	$5,891,000
Shareholders' equity	$25,427,000	$24,239,000

AMERICAN SHARED HOSPITAL SERVICES

ADJUSTED EBITDA (Unaudited)

		Three months ended September 30,		Nine months ended September 30,
		2022	2021	2022	2021
Net Income (Loss)		$316,000	$33,000	$1,082,000	$(25,000)
Plus:	Income Tax Expense (Benefit)	176,000	17,000	630,000	(1,000)
	Interest Expense	249,000	162,000	546,000	587,000
	Depreciation and Amortization Expense	1,182,000	1,241,000	3,557,000	3,750,000
	Stock-Based Compensation Expense	76,000	109,000	235,000	312,000
	Loss on Extinguishment of Debt	-	-	-	401,000
Adjusted EBITDA		$1,999,000	$1,562,000	$6,050,000	$5,024,000